UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

AmeriServ Financial, Inc.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to nominate, and to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of, director nominees at the 2024 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

On September 19, 2023, Driver sent the following letter to Mr. J. Michael Adams, Chairman of the board of directors of the Company:

September 19, 2023

Mr. J. Michael Adams
Chairman of the Board
AmeriServ Financial, Inc.
216 Franklin Street
Johnstown, PA 15901

Via email to jmadams@ameriserv.com and blayton@ameriserv.com

Mr. Adams,

I am in receipt of a letter (the “Rejection Letter”), dated September 14, 2023, from Stacey Scrivani of Steven & Lee that was sent in response to my letter of September 7, 2023 (the “September 7 Demand Letter”) demanding to inspect certain books and records of AmeriServ Financial, Inc. (“AmeriServ”). Capitalized terms used herein shall have the meaning given in the September 7 Demand Letter.

Among the books and records covered by the September 7 Demand Letter were any documents concerning:

•	“the process for, and the criteria to be used, in granting the approval contemplated by the Interlocks Bylaw”;
•	“the process for, and the criteria to be used, in determining that a person should be precluded from serving as a director as contemplated by the Background Check Bylaw”; and
•	“the Board’s background check policy”.

Based upon the Rejection Letter, it appears that AmeriServ will not allow Driver to inspect any documents concerning the above matters. If that is correct, please confirm that is the case.

Section 2.16 of AmeriServ’s bylaws provides:

Section 2.16. Background Checks. No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors unless such person has undergone a background check in accordance with the background check policy of the Board of Directors and the background check has not revealed any information that in the opinion of the Board of Directors and corporate counsel should preclude said person from serving as a director, in the best interests of the Corporation.

Not to belabor the obvious, but how can any shareholder be expected to comply with the Background Check Bylaw if AmeriServ refuses to make the “background check policy” of the Board available to shareholders?

Similarly, Section 2.14 of AmeriServ’s bylaws provides:

Section 2.14. Interlocks. No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors if such person is or within the preceding five years has been a director of any other depository institution unless such person is approved by a majority of the Board of Directors.

How can any shareholder be expected to comply with the Interlocks Bylaw if AmeriServ refuses to disclose how any person who might be subject to the Interlocks Bylaw can seek “approval” from the Board?

To the extent that AmeriServ wishes to continue with the charade that either of the Interlocks Bylaw or the Background Check Bylaw serve any purpose other than to entrench an incumbent board, please explain how any shareholder can hope to comply with either bylaw so long as AmeriServ will not disclose the very information necessary for compliance.

Nothing contained in this letter shall be deemed to be or construed as an admission by Driver that either the Interlocks Bylaw or the Background Check Bylaw is valid and/or enforceable.

/s/ Abbott

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), intends to nominate, and to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of, director nominees at the 2024 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ ANY PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF PROXY MATERIALS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are currently anticipated to be Driver Management, Driver Opportunity Partners I LP (“Driver Opportunity”) and J. Abbott R. Cooper.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 405,503 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 405,503 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the 405,503 shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the 405,503 shares of Common Stock directly beneficially owned by Driver Opportunity.